Exhibit (d)(4)

EMPLOYMENT AGREEMENT AMENDMENT

THE EMPLOYMENT AGREEMENT entered into as of August 15, 2002 between Mark Giresi (the “ Executive “) and Limited Brands, Inc. (the “Company”) is hereby amended as of May 19, 2003 in the following respects:

1. Section 10 is amended in its entirety to read as follows:

10. Compensation Upon Certain Terminations by the Company not Following a Change in Control.

(a) If during the term of this Agreement (including any extensions thereof), whether or not following a Change in Control (as defined below), the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death, or if the Executive gives written notice not to extend the term of this Agreement, the Company’s sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(a) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred (including any interest earned or credited thereon)(collectively, “Accrued Compensation”). The Executive’s entitlement to any other benefits shall be determined in accordance with the Company’s employee benefit plans then in effect.

(b) If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the 24-month period immediately following a Change in Control, the Company’s sole obligations hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date; and

(iii) in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive a pro-rata amount of the incentive compensation paid under the incentive compensation plan described in Section 6 for the season in which the Executive’s employment is terminated based on the number of days the Executive is employed during such season and any incentive compensation under the plan described in Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(b)(ii);

(iv) provided, however, that in the event Executive becomes entitled to any payments under Section 10(g), the Company’s obligations to Executive under Section 10 shall thereafter be determined solely under Section 10 (g).

(c) If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligations hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) Executive shall be entitled to receive the applicable benefits available under the Company’s Long-Term Disability Plan.

(d) If the Executive’s employment is terminated by reason of the Company’s written notice to the Executive of its decision not to extend the Employment Agreement pursuant to Section 1 hereof, the Company’s sole obligation hereunder shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the expiration of such term; and

(iii) in consideration of the Executive signing a General Release, the Company shall (A) pay the Executive a pro-rata amount of the incentive compensation paid under the incentive compensation plan described in Section 6 for the season in which the Executive’s employment is terminated based on the number of days the Executive is employed during such season and any incentive compensation under the plan described in Section 6 that the Executive would have received if he had remained employed with the Company for a period of one (1) year after the Termination Date; and (B) pay the Executive his Base Salary for one additional year after payments have ended under Section 10(d)(ii).

(e) For up to eighteen (18) months during the period the Executive is receiving salary continuation pursuant to Section 10(b)(ii), 10(c)(ii) or 10(d)(ii) hereof, the Company shall, at its expense, provide to the Executive and the Executive’s beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive’s termination of employment; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of Executive’s becoming employed and the expiration of Executive’s rights to continue such medical and dental benefits under COBRA.

(f) Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 10(e).

(g) In the event that (x) the Company enters into a binding agreement that, if consummated, would constitute a Change in Control, (y) Executive’s employment is terminated under the circumstances set forth in Section 10(b) and (z) within six months after the execution of such agreement a Change in Control of the Company occurs involving one or more of the other parties to such agreement, then the Company’s sole obligations hereunder shall be as follows:

(i) the Company shall pay to Executive a lump sum payment in cash no later than 10 business days after the Change in Control an amount equal to the sum of (A) and (B), where (A) is the difference between (x) the Severance Amount (as defined in Section 23(a)(ii)) and (y) the sum of the payments made to the Executive prior to the change in Control pursuant to Section 10(b)(ii) and (B) is the difference between (x) the Bonus Amount (as defined in the Section 23(a)(iii)) and (y) the payments, if any, made to Executive prior to the Change in Control pursuant to Section 10(b)(iii)(A);

(ii) the Company shall reimburse Executive for any documented legal fees and expenses to the extent set forth in Section 23(a)(iv);

(iii) the Company shall make available to Executive and Executive’s beneficiaries medical and dental benefits to the extent provided in Section 23(a)(v); and

(iv) each of the Company and Executive shall have and be subject to, the rights, duties, and obligations set forth in Sections 22(c) and (d).

2.	Section 12 of the Agreement is hereby amended in its entirety to read as follows;

“Reserved”

3. Sections 22 and 23 are added to the Agreement to read as follows:

22. Change in Control.

(a) For purposes of this Section 22, “Company” shall mean Limited Brands, Inc., a Delaware corporation.

(b) For purposes of this Agreement “Change in Control” means, and shall be deemed to have occurred upon the first to occur of any of the following events:

(i) Any Person (other than an Excluded Person)becomes, together with all “affiliates” and “associates” (each as defined under Rule 12b-2 of the Exchange Act), “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act)of securities representing 33% or more of the combined voting power of the Voting Stock then outstanding, unless such Person becomes “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such Person (together with all “affiliates” and “associates” of such Person) to 33% or more of the combined voting power of the Voting Stock then outstanding; provided, that if a Person shall become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the “beneficial owner” of any additional Voting Stock which causes the proportionate voting power of Voting Stock beneficially owned by such Person to increase to 33% or more of the combined voting power of the Voting Stock then outstanding, such Person shall, upon becoming the “beneficial owner” of such additional Voting Stock, be deemed to have become the “beneficial owner” of 33% or more of the combined voting power of the Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

(ii) During any period of 24 consecutive months individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of Directors then constituting the Board;

(iii) A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

(iv) The consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners” of the Voting Stock outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Excluded Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the voting power of the outstanding Voting Stock) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(v) The occurrence of any transaction or event that the Board, in its sole discretion, designates a “Change in Control”.

Not withstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to an Executive, if Executive is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the Effective Date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a Person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition. “Excluded Person” shall mean (i) the Company; (ii) any of the Company’s Subsidiaries; (iii) any Holding Company; (iv) any employee benefit plan of the Company, any of its Subsidiaries or a Holding Company; or (v) any Person organized, appointed or established by the Company, any of its Subsidiaries or a Holding Company for or pursuant to the terms of any plan described in clause (iv). “Person” shall mean any individual composition, partnership, limited liability company, associations, trust or other entity or organization. “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the “beneficial owners”, respectively, of the Voting Stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding Voting Stock. “Voting Stock” shall mean securities of the Company entitled to vote generally in the election of members of the Company’s Board of Directors.

(c) Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any of its affiliates, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments

(d) All determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and any amounts relevant to the last sentence of Subsection 22(c), shall be made by an independent accounting firm selected by the Company from among the largest six accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive within five (5) days of the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment.

23.	Compensation Upon Certain Terminations During the 24-Month Period Following a Change in Control

(a) If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case during the 24 consecutive month period immediately following a Change in Control, the Company’s sole obligations hereunder subject to the Executive’s execution of a General Release, shall be as follows:

(i) the Company shall pay the Executive the Accrued Compensation;

(ii) the Company shall pay the Executive a lump sum payment in cash no later than ten business days after the termination date an amount equal to two times Executive’s Base Salary (the “Severance Amount”);

(iii) the Company shall pay the Executive a lump sum payment in cash no later than ten (10) business days after the date of termination an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company’s incentive compensation plan described in Section 6 and a pro-rata amount for the season in which the Executive’s employment is terminated based on the average of the prior four (4) bonus payments and the number of days the Executive is employed during such season (the “Bonus Amount”);

(iv) the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 23; and

(v) the Company shall provide the Executive and Executive’s beneficiaries medical and dental benefits substantially similar to those which the Executive was receiving immediately prior to the date of termination for a period of eighteen (18) months after the termination date; provided however, that the Company’s obligation with respect to the foregoing medical and dental benefits shall cease in the event Executive becomes employed.

(b) Except as provided in Section 23(a)(v), the Executive shall not be required to mitigate the amount of any payment provided for in this Section 23 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 23 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment as of the day and year first written above.

Date:	By:
	Name:	Leonard A. Schlesinger
	Title:	Vice Chairman & Chief Operating Officer

Date:
Mark Giresi